Revised Schedule of Priorities
                       Effective as of November 21, 1994


     RESOLVED, that pursuant to Section 4 of the Stockholders Agreement dated as of July 7, 1988, as amended prior to the date hereof (the "Stockholders Agreement"), among this Corporation, Kelso ASI Partners, L.P. and the Management Shareholders (as such term is defined in the Stockholders Agreement), the Board of Directors hereby amends and restates as follows the schedule of priorities for the payment of shares of common stock of this Corporation repurchased from Management Shareholders (with all references below to $100,000 being deemed to be $33,000 in the case of payment obligations arising under clauses (A), (B) and
(C) of section 2.2(a) of the Stockholders Agreement, except that such references shall be deemed to be $66,000 in the case of a payment obligation arising under subclause (x) of said clause (C):

At the Beginning of Each Year:

(i) When the December 31, 1994 valuation is received, and at the beginning of each year thereafter, apply up to $100,000 to discharge or reduce each outstanding payment obligation that arose in a prior year to the extent that the funds so applied do not exceed the value of the shares plus interest.

Periodically During the Year:

(ii) Up to the balance remaining under the $10 million annual limitation, apply up to $100,000 to each payment obligation that arises in such year.

At the End of the Year:

(iii) Up to the balance remaining under the $10 million annual limitation, apply up to $100,000 to discharge or reduce each remaining payment obligation referred to in (i) and (ii) above to the extent that the funds so applied do not exceed the original cost of the shares giving rise to such payment obligation;

(iv) Up to the balance remaining under the $10 million annual limitation, repeat
(iii) above with respect to each remaining payment obligaiton referred to in (i) and (ii) above until the original cost of the shares is covered or the funds available for the year are exhausted;

(v) Up to the balance remaining under the $10 million annual limitation, apply up to $100,000 to discharge or reduce each remaining payment obligation referred to in (i) and (ii) above (including accrued interest and any appreciation over the original cost of the shares giving rise to such payment obligations); and

     (vi) Up to the balance remaining under the $10 million annual limitation, repeat (v) above until the payment obligations referred to in (i) and (ii) above are discharged or the available funds for the year are exhausted.

                                                             * * *